Exhibit 99.2

THOMAS GROUP, INC

FOURTH QUARTER AND YEAR 2005

EARNINGS CONFERNECE CALL

ON TUESDAY FEBRUARY 21, 2006

AT TEN O’CLOCK A. M. CENTRAL TIME

MR. MIKE BARHYDT:  Thank you, Joe. Good morning. This is Mike Barhydt with Thomas Group. And I would like to welcome you to the 2005 fourth quarter and year 2005 earnings conference call for Thomas Group of Irving, Texas. Representing the company today will be Jim Taylor, President and Chief Executive Officer, and David English, Chief Financial Officer. Following management’s comments there will be a time for questions and answers. The company’s fourth quarter in year 2005 earnings announcement was released Thursday, February 16th. If you did not receive this release, please call our office at 1-800-826-2057, dial extension 4438, and you’ll be transferred to Lisa Clark. Lisa will fax or e-mail to you a copy of the release immediately. That number again is 1-800-826-2057, extension 4438. Before we begin management’s comments, let me remind you that while Thomas Group does not provide projections, management may be discussing forward looking information.

Statements in this discussion that are not strictly historical are forward looking statements which could be considered as subject to the many uncertainties that exist in the Company’s operations and business environment. These uncertainties which include economic and business conditions that may impact clients and the Company’s performance oriented fees, timing of contracts and revenue recognition, competitive and cost factors and the like are set forth in the Company’s filings from time to time to the Securities and Exchange Commission, including the Company’s Form10-K for the year ended December 31, 2004  except as required by law, the Company expressly disclaims any intent or obligation to update any forward looking statement. Now, here’s Jim.

MR. JIM TAYLOR:  Thanks Mike. And good morning to all of you, thank you for participating in our call today. Let me address why we postponed our conference call scheduled last Friday, February 17th. As some of you may know, the dial in password given for last Friday’s call was incorrect. We determined that it was in the best interest of our shareholders to reschedule the earnings call as soon as practical after the market reopened following the President’s Day holiday. I’d like to address some of the misconceptions that might be out there following the fourth quarter 2005 Earnings Report released on Thursday. I am talking about the perception that some might have been given by the unwarranted loss of market value following our press release.

I believe what happened to our stock price was a quick reaction to our earnings per share of 10 cents, while not understanding the details. I believe our long term shareholders understood that 14 cents is in usual items that took our fourth quarter from 24 cents down to 10 cents. One of these items was a non cash item which amounted to about 8 cents a share for a discontinued operation in a prior year from overseas. This action was a good thing because it was allowing us to focus on our profitable operation. But David will go into more detail on the fourth quarter results in a minute.

I’d like to talk about our year. It’s been a truly exciting year for employees and shareholders of Thomas Group. And I am proud to say that we were able to accomplish the goals we set for ourselves in 2005. Our strategy of bottom line focus growth has paid dividends to our shareholders both literally and figuratively. Our announcement in December of our plan for an annual dividend of 20 cents per share, and the declaration of our first ever quarterly dividend of 5 cents per share were great indicators of just what a banner year 2005 was, and how we feel about the future looks for Thomas Group. In 2005 our revenues began to increase once again with a 44% increase over 2004. As profitability and liquidity improved, we eliminated our debt in the second quarter. We’ve purchased all our outstanding warrants at a substantial discount from market in the third quarter, and returned to NASDAQ in the fourth quarter.

We ended the year ranking fourth in price appreciation among all stocks listed on NASDAQ. A big part of our business model is to achieve desired growth margins by maintaining high utilization of our consultant workforce or Resultants as we call them. We stick to this discipline even as we add to our workforce as we did in 2005, hiring and training 44 new resultants. After a rigorous two week training session, these new hires were immediately placed on revenue bearing programs. We review our resultants as our competitive advantage, since most have over 30 years of experience, and over half of our resultants held C-level or president positions at their jobs immediately prior to Thomas Group. This statistic is true for both the resultants hired during 2005, and those who have been here from in a year. The use of proven professionals significantly improves our ability to effectively implement our process value methodology. And we believe it creates a significant competitive difference and advantage. During the fourth quarter, we continued our successful ongoing program with the U.S. government, and with the Greater Detroit Area Health Council. In addition, we’ve performed an important assessment for companies like Amtrak, Boston Scientific Corporation, and other well known companies.

We expect that important programs will result from these assessments. Additionally, due to our successful program and ongoing marketing effort, we are receiving pull signals from many of our clients. We continue to expand our reach in both commercial and government sectors. And because we are both top line and bottom line driven, we will not chase revenue just for the sake of increasing revenue. We carefully select target markets, and those clients upon which we believe we can have a significant impact. Our clients typically receive at least a four to one return on their fees. And often, through actual returns are even much higher. That’s how we provide value for our clients.

Now let’s talk about 2006. Long term shareholders of Thomas Group will understand that the success in the last four quarters are not due to actions taken soley in 2005. Rather, they are a part of a long term strategic plan that required a significant amount of planning and execution by the current management team and our employees. Long term shareholders also know our metrics. For those new to Thomas Group, our resultant base is the best leading indicator of where our revenues are headed. Without giving specific revenue guidance for ‘06, I will say that I am confident in our sales pipeline that we have a new hire class starting this week, which we are training ten new resultants.

After the two week training class, they will be placed on revenue bearing programs. We’ve experienced virtually no attrition, and maintained nearly a hundred percent utilization, keeping no bench. But to answer the question on most everyone’s mind, I’m extremely bullish on Thomas Group going into 2006 and beyond. And now here’s David.

MR. DAVID ENGLISH:  Thank you Jim. Revenue for the fourth quarter of 2005 was 11.7 million, which is approximately the same as the second and third quarters of 2005, but represents a 49% increase compared to the fourth quarter of 2004. For the year ended December 31, 2005, revenue has increased 13 million or 44% to 43.1 million from 30 million in 2004. Net income from continuing operations for the fourth quarter of 2005 was 1.0 million or 18 cents per diluted share, which compares favorably to the fourth quarter of 2004 which produced net income from continuing operation of 0.9 million or 9 cents per diluted share. For the year 2005, net income from continuing operations was 8.0 million or 75 cents per diluted share compared to 2.4 million or 22 cents per diluted share in 2004.

There were two unusual items in the fourth quarter that accounted for 14 cents per share, taking our quarter from 24 cents per share down to 10 cents.

The first item was a charge of 0.6 million or 6 cents per diluted share for year end bonuses paid to our employees excluding management. This bonus was paid based on our operating results for the year. After we had eliminated our debt in the second quarter, and repurchased all remaining outstanding warrants in the third quarter, we made the determination to reward our employees out of the profits of 2005. This bonus was awarded as a result of over achievement on the part of our employees as we ended the year, and not part of a planned bonus structure in 2005. Again, this accounted for 6 cents per diluted share in the fourth quarter, and is responsible for the decrease in gross margin when compared to the third quarter of 2005.

The second item is a non cash charge of 8 cents per diluted share or 0.8 million net of tax in the fourth quarter related to the closure of our operations in Switzerland. The results of these operations are classified as discontinued operations for 2005, and prior period results have been reclassified to conform to this presentation. Zero point seven million of this amount is a non cash reclassification of foreign currency translation adjustments accumulated prior to 2001 that were required under accounting rules to be recorded as a direct reduction of equity. Upon liquidation of the Swiss entity, this amount is required to be reclassified to the income statement. This reclassification has no impact on overall equity because it was already accounted for as a separate line item reducing equity. For the year 2005, loss from discontinued operations was 1.2 million or 12 cents per diluted share. Again, of which 0.7 million is the non cash reclassification. In the fourth quarter of 2004, loss from discontinued operations was 0.2 million or 2 cents per diluted share, and for the year with 0.9 million or 8 cents per diluted share.

Again, these two items accounted for 14 cents in the fourth quarter. Without these two items, our diluted EPS from continued operations was 24 cents per share in the fourth quarter, which is only a penny per share less than our third quarter EPS from continuing operations. So, from true day to day operations, our fourth quarter revenue and earnings per share were virtually the same as they were in the third quarter.

Net income from the fourth quarter of 2005 was 1.1 million or 10 cents per diluted share compared to 0.7 million or 6 cents per diluted share in the fourth quarter of 2004. For the year 2005, net income was 6.8 million or 63 cents per diluted share. Net income is somewhat skewed by our low effective tax rate for 2005. This tax rate is a function of losses in previous years which created tax benefits that we are now using to offset taxable income. At December 31, 2005, we have approximately 3.1 million in remaining net operating loss carry forwards that are available to be used against future taxable income, subject however, to a 0.2 million annual limitation under Section 382 of the Internal Revenue Code. These NOL carry forwards expire in 2022. Due to such annual limitations, we will essentially be fully taxed in 2006.

Gross profit margins for the fourth quarter of 2005 were 46% compared to 54% for the fourth quarter of 2004. This decrease again, is primarily attributable to the year end bonuses described earlier, and to brief training costs associated with new hires during the fourth quarter. For the year 2005, our gross profit margins were 52% compared to 50% in 2004. Historically, our gross margins have been 48 to 50%. We were able to out perform that range in 2005 by gaining new and expanded business while still maintaining full utilization and controlling cost. We maintained high utilization by ensuring that we hire new resultants only as we have revenue to cover their cost at appropriate gross margins. However, we continue to see increasing downward pressure on pricing that could affect our gross margins in 2006. We anticipate gross margins in 2006 could return to the 48 to 50% range.

SG&A expenses for the fourth quarter of 2005 were 3.4 million compared to 3.3 million for the fourth quarter of 2004. For the year 2005, SG&A costs were 13.5 million compared to 12.4 million for the year 2004. Both the quarterly and annual increase in SG&A cost are attributable primarily to sales commissions earned in 2005 on increased revenue year over year, and expense related to the increase in the value of stock based compensation. However, as a percentage of revenue, SG&A decreased ten percentage points and 31% of revenue in 2005 from 41% of revenue in 2004. Although we are focused on growing revenue, we will still be able to increase revenue without ratably increasing SG&A. Therefore, when revenue increases, we expect to see a continued decrease in SG&A as a percentage of revenue.

2005 was also a year of great improvement in our equity. In addition to net profits, we received 0.3 million from warrant exercises, and we repurchased the remaining outstanding warrants representing a 3.6% equity position in the company at a 37% discount off market price. Our working capital also increased from 1.6 million to 7.8 million during the year.

Cash flows provided by operating activities were 6.3 million in 2005 compared to 0.6 million in 2004. This increase is primarily due to 2005 profits in excess of 2004 profits. Cash flows used in investing activities, primarily for upgrades to computer equipment, was $166,000 in 2005 compared to $42,000 in 2004. Net cash used for financing activities in 2005 was 2.8 million, comprised of 1.8 million in debt repayment, 1.3 million for the repurchase of warrants discussed earlier. Offset by 0.3 million received in cash upon the exercise of outstanding options and warrants. Although we have not utilized our 5.5 million dollar line of credit since June the 9th of 2005, we continue to have its availability, and will use it as needed for growth.

Backlog at December 31, 2005 was 14.5 million contracted for 2006. Backlog does not include option years of existing projects. Backlog may not always represent the full scope of the client’s commitment to Thomas Group, but it does accurately represent the portion that has been contracted for in writing. During the fourth quarter we signed 11.5 million of new and extended business. For the year 2005, we signed 40.8 million in new and extended business which represents a 21% increase in bookings above 2004. We continue to find that clients are reluctant to sign large, long-term contracts, and that although we may end up with the same total revenue on a particular engagement lasting longer than one year, the actual contracts could be in increments less than one year, resulting in lower backlog and fewer bookings when analyzing any discreet period of time. Now I will turn the call over to our moderator for any questions you might have.

JOE:  Okay. At this time, we will open the floor for questions, if you would like to ask a question please press star key followed by the 1 key on your touchtone phone now. Questions will be taken in the order in which they’re received. If at any time you would like to remove yourself from the questioning cue, please press star 2. Okay. Our first question comes from Bruce Colin.

MR. BRUCE COLIN:  Morning.

MR. ENGLISH:  Good morning.

MR. COLIN:  Had a question for you, Jim. As a shareholder, at first when the report came out, I know a lot of us maybe were spooked about—and that’s why the share price went down. And thank you for addressing it. I guess what I’m wondering is if you could go over a little bit more that 6 cents paid out to the employees in terms of, is that just a one shot deal?  Will we see next year the earnings go up as a result of it being a one shot deal?  And just overall, if you can characterize the state of the company at this point because I mention at first it kind of, I think, spooked everyone, but on closer examination it looks like the company is going great guns.

MR. TAYLOR:  Well, Bruce, thank you. Let me—if I give you a long winded answer here only because I think it will help explain to people and position it to those not as familiar with Thomas Group. Back in our tough times, about two to three years ago, we had to go and look for all resources we could get and muster with the bank limiting our ability to cash to zero. We had to look to investors and to our employees to make substantial contributions. The employees did that in the form of pay cuts of 15 to 25%. As I stated back then, I would never reimburse or commit to paying back employees. But I said if the company returned to profitability, we would then recognize those kinds of contributions and commitments by employees.

And now, in 2005, in the second quarter we were able to pay off all debt, both bank debt and sub-debt, and found ourselves debt free. In the third quarter, we were able to go out and repurchase warrants that we had to give up to the former bank to get the accommodations that we received at the time. And we were able to do that as a substantial discount. In the fourth quarter we declared a dividend to the shareholders, because now we felt we were in a strong liquidity position to start returning some of the investment to shareholders over the last few years.

And, in fact, historically, this was the first time that the company had declared such a dividend. We also looked in the fourth quarter and said, okay, we settled our liquidity problems, paid off our debt, and started our dividends, now we looked for a—some kind of recognition to our employees. And this was the recognition to all employees except the top ten people in the company. And this was a bonus recognizing their commitment of prior years, their driving results, their ingenious ability to get things done with less resources, and overall performance of the company. Virtually, we lost no one in that downtime period. We did not recognize or fully feel that we would be able to pay that kind of a bonus until the fourth quarter, and that’s why it hit in that one quarter.

Going forward we will see again if the company does maintain all its levels of profitability, and increases in free cash flow. We will recognize again maybe that type of opportunity. Anticipating that, we will start accruing that by quarter this year, and have it in our performance, fully realizing that’s not a commitment to pay it until we review all performance of the company. We are considering that opportunity this year, but we’ll reflect it quarter by quarter.

JOE:  Okay. Again, to ask a question that is star 1. Okay. Our next question comes from Tom McGuire from the Private Investor.

MR. TOM MCGUIRE:  Good morning gentlemen.

MR. TAYLOR:  Good morning Tom.

MR. MCGUIRE:  Again, a good quarter. And my congratulations go to you. Now, I have a few questions. And the first one that kind of sticks out like a sore thumb to me is you said that you’re a hundred percent utilization of the Resultant force. And you’re hiring or training right now ten more, and they’ll be on the revenue paying jobs in a couple of weeks?

MR. TAYLOR:  Correct.

MR. MCGUIRE:  Yet, David said that you’re seeing some pricing pressure. And so, the gross margin in [unintelligible] model, you know, mid 50s or low 50s, but 48 to 50. And then you return four to one on investment to your client. My question is, if you’re running a hundred percent utilization, and as soon as you train someone, you put them on a revenue producing job, why are you seeing or why are you budgeting for price pressure?

MR. TAYLOR:  Okay. I think that’s a good question. We’re always going to be the conservative management here that says historically, we’ve been able to achieve 48-50%. It’s only through this ability of in essence a no bench where we’ve been able to get that incremental above that amount, and our gross margins of 52—54% in a quarter. We’re still maintaining that philosophy. But I’m telling you as we expand and we go from 10 programs to 20 programs to 30, there’s going to be those times when the client can’t start. There will be delays in kicking off programs, and as we get into this commercial area, we’ll find a lead time which will lead us to some kind of bench that will put some kind of pressure on our margin. We’re going to budget for that. We’re going to allow for that. We’re going to adjust for it. But we’re going to manage against that to see if we can still maintain a higher margin, but we’re going to plan for a more practical one of 48 to 50%. And then you, the shareholders, can judge us on margins above that.

MR. MCGUIRE:  Okay. That’s good. You can’t go on forever with a zero bench.

MR. TAYLOR:  I don’t think so. I think it will creep in there, but we will never go back to what we did, Tom, of a few years ago, with a bench that was more indicative of our industry, which varies anywhere from 68 to 74% utilization. We’re closer to that hundred.

MR. MCGUIRE:  Okay. You’re training ten. Are you still looking for resultants?

MR. TAYLOR:  We are continuing to look for resultants, yes. As we—let me give you an idea, and, Tom, if I’m off on a different course, please correct me when I get through here. But we continue to look for people to apply to our methodology to bring value to clients. It takes us about a six week period to go through recruiting, find the right people, the interview process, bring them on board. It’s a very detailed interviewing process, which we then put them through a two week in-house training course which we then assign to clients. And which we then bill the client, and then we collect it. So, you could look at a hundred day to 120 day cycle in that time we start recruiting, getting them on board, trained, and then out in the field, then collected. We then need to get those experience out there.

Somebody assigned to a program is contributing. But it takes them two or three programs to really become a leader in what we’re doing, to really add that extra value. And that’s what we have to do, so you will see us all of a sudden kind of stair step our revenue from quarter to quarter as opposed to a sign curve going up, and being more smooth. Because it takes an absorption period of some time to get our trained people familiar with what we do, and allowing them to then run and manage cross functional teams a client. But we’ll be doing a stair step performance, but our hiring of our consultant is really our leading indicator of where we’re going in the company.

MR. MCGUIRE:  Okay. Should we start seeing the stair step in revenue this first quarter?

MR. TAYLOR:  I think that when we hire resultants and put them on, let’s just hypothetically say in the middle of a quarter, you know, it will be a trailing quarter or two before those start to hit the P&L. Because of this timeframe, that time lag I talked about. So, if they’re two weeks in-house and then 30 days out in the program, you’ve already got six weeks there before we’ll start seeing the revenue starting to be hit and accumulate.

MR. MCGUIRE:  Okay.

JOE:  Okay. The next question comes from Chris McCampbell from Stifel Nicholas.

MR. CHRIS MCCAMPBELL:  Morning y’all. I don’t know if the previous caller got cut off or not. Sounded like he had some other questions. But in relation to that question he was asking, if there’s a lag from the time that you all get revenue contribution from the new resultants, was there a lump, if you will, of new resultants that were hired, say, a quarter or two ago that would be impacting the quarter that we’re in now?  Or what makes you optimistic that you’re going to see the top line begin to grow again?

MR. TAYLOR:  Well, again, the top line is growing. It’s in that stair step method, Chris. What we see is the ability to deliver additional value. We see, to the clients who are asking us to expand current programs. It’s a discussion we’re having with new opportunities or assessments that say this is looking good, we would like you to consider in March, April giving us a proposal for a full program that may require two to four to six people. Knowing that that’s coming up, and knowing the probability of our success in getting a program from an assessment, we’ll start hiring today to anticipate that need four to six weeks out. But that’s what we have done for the last two years, is estimating where our clients will want us to expand. Estimating where new clients will sign up, scheduling programs to start at the conclusion of training programs and, so we can get the best utilization of our workforce.

MR. MCCAMPBELL:  Well, you’ve certainly grown the revenues, you know, year over year. But, I guess what I’m looking at is sequential revenues where, you know—except for the Q2 step up last year where there were some extraneous things. You know, revenue has essentially been flat for the last two quarters. And I just wanted to see if, is there something going on, you know, as far as opportunities with your existing navy folks, or do you see other opportunities for expansion in some of the other armed forces that make you optimistic?

MR. TAYLOR:  Yes, to give you a quick answer, yes. To give you a more detailed response, since that second, third, fourth quarter, now first quarter, we have hired new people in every quarter. And our gross margins are maintaining or in some cases they have increased at times. That’s an indication of where we’re going in this company. So, as we’ve added people, our margins continue to hold or increase as we expand business. Is the government showing interest in more opportunities?  The answer is yes. Is commercial business looking more?  Yes. As I indicated earlier, in our marketing efforts now, we’re finally starting to see where, instead of us contacting targets and opportunities to see if we can sell our services, we are now getting targets and opportunities calling us, asking us to come in and participate in a discussion that would ultimately hire us. That’s a great marketing sign that name recognition is taking hold, and new opportunities exist. So, I see us continuing to hire people to meet the needs as we see growing. And one more time, you’ll see it taking like stair steps as we grow, and opportunities exist for us to expand programs.

MR. MCCAMBELL:  Is there a particular time of the year where those opportunities involving, you know, armed forces are doled out?

MR. TAYLOR:  Well, no, I would see—think it’s slower in the fourth quarter than any other time simply because of the availability of people on the holidays. We’re not in what they call the palm or the budgeting side of the government. We’re in the operating side of the budgets of the company. So, as we go into the DOD, and now, we’re coming out of their yearly operating budget. And what that means is is that we will sign a two or a three year program with, let’s say a part of the navy. And that program is broken up into a one year contract with two option years, which means that the government, every time it puts its budget together, has the opportunity and the legal right to curtail or stop that program just at the end of completing the year.

What we have found in our relationships over the last seven years with the government that they have exercised every option that has come up facing Thomas Group. That doesn’t mean that that will necessarily continue. They have the right to do what they want. But we’re highly confident that the satisfaction of our client is receiving and what we’re hearing, that those options will continue to grow. In the commercial sector, we’re seeing people in healthcare who years before haven’t seen us, now calling us in and talking to us. We’re seeing people in transportation calling us and saying, we hear what you did for this client or that. Can you come talk to us?

We’re now hearing retail people asking us to come talk to them around their supply chain, and their design to development time. So, we’re getting a lot more interest in what we’re doing. And that’s what makes me very optimistic about the foreseeable future.

MR. MCCAMPBELL:  Great. Thanks Jim.

MR. TAYLOR:  Okay.

JOE:  Okay. Next question comes from Maj Soueidan from Market’s Edge.

MR. MAJ SOUEIDAN:  How are you?  Thanks for taking the call. I hate to harp on this more. I have just a quick question of which you maybe clarify things a little more for us over here. So, let’s understand that you’re getting more a conservative gross margin guidance there, you know, the possibilities always exist that it could come a little higher than you possibly guided there. But more importantly, what we’re—think we’re hearing is that you—I think that you possibly get some savings on the SG&A side that maybe be able to offset some of that gross margin erosion, if you will. And I’m wondering if that’s a correct assessment?  And if you—maybe if you, not even quantifying, but, you know, trying to explain a little more in depth if you do see a lot of, you know, possible savings on the SG&A side as your sales base, you know, increases, and you spread the cost of the revenues across more cost.

MR. ENGLISH:  Right, this is David, I’ll answer that. Yes, our SG&A as a percentage of revenue will go down as revenue increases. And what that means is, we have a fixed component and a variable component, obviously, of our SG&A.

MR. SOUEIDAN:  Sure.

MR. ENGLISH:  So, as we increase revenue, we won’t need to increase that fixed component of SG&A. Dollar for dollar SG&A will go up ratably to some extent with revenue, simply because we have sales commissions, and we have to add, you know, certain support staff. But as a percentage of revenue, you should see that go down just like you did this year. So, I mean, you’re right, we have—as revenue goes up there’s still just one of me, there’s still just one of Jim, and there’s still just one Dallas office. And…

MR. SOUEIDAN:  Sure.

MR. ENGLISH:  That’s the kind of stuff that gets spread out over higher revenue.

MR. SOUEIDAN:  So, the actual operating margin, I mean, you know, could there be a neutral effect on that because of this- because you might get, you know, because of the SG&A situation?

MR. ENGLISH:  Yeah. I mean, in theory, there could be. You know, if your gross margin goes down, but SG&A goes up a little as a percentage, you could end up at the same place. But what we’re trying to prepare people for in ‘06 is a return more to our normal gross margins. If you look historically over a ten year period, we’ve been at 48-50% margin, and this year in particular, and a little bit even in ‘04, we’ve just shot the lights out through gross margin, utilizing our people beyond just what a normal consulting company would do. That sort of cuts both ways because if a client comes to us, and wants us to react quickly to a program, we don’t have two or three extra people sitting around on the bench that we can throw at them. So, we have to balance utilization against business development. And that’s why we’re trying to prepare our investors for a return to a more normal gross margin in ‘06.

MR. SOUEIDAN:  I think that if someone is trying to get a grasp on here is that, you know, it’s great to see, you know, company’s sales increase. And you know, your margin of [unintelligible], you know, your earnings are growing faster than sales, you know. Unless you have, you know, this really above average rate in sales where you can get nice, you know, earnings growth. So, I guess people have been trying to get a grasp here, and, you know, hopefully, we’re still going to see some, you know, some, you know, above average, you know, revenue growth. And I think that’s the, you know, that’s the question we all have here in terms of—you know, if margins are going to stay stable. You know, we’re going to have to see, you know, some nice revenue growth to continue the, you know, earnings per share growth.

MR. TAYLOR:  And as I indicated, in that, the good way indicator to see our revenue growth is to see the number of people put to work on paying jobs. And that’s our Resultants. And since they’re not sitting, quote, “On the bench,” then that’s an indicator, a leading indicator of where this company is going. If we’re going to retain margins, but increase our cost, then obviously, the conclusion is that our revenues must be on the increase.

MR. SOUEIDAN:  Okay. That’s what we wanted to know. Thank you.

JOE:  And our next question comes from Lee Arar from Financial Mining.

MR. TAYLOR:  Yes, hello. Hello.

JOE:  Dropped off.

MR. TAYLOR:  Must have dropped, Joe.

MR. LEE ARAR:  Hello.

MR. TAYLOR:  Hello.

MR. ARAR:  I’m sorry about that. Good morning gentlemen.

MR. TAYLOR:  Good morning.

MR. ARAR:  You mentioned that you have some expansion in several industries that are [unintelligible]. If you don’t mind, touch base on what your expansion possibility is in terms of what you’re doing in the United States, internationally, and what are the markets you are targeting?  And how does that impact the bottom line in 2006?

MR. TAYLOR:  Thank you. What we see overseas happening is an expansion of just like, if you want to relate to retail manufacturing and distribution, we’re seeing opportunities coming from sourcing overseas, the extended supply chain, and then, in essence, the extended enterprise system now going all over the world. To that part, Thomas Group sees a pull from target clients and prospects, to looking at sourcing opportunities, whether they be in China, India, Sri Lanka, up through Hong Kong and the Pacific Rim, we are seeing opportunities, and clients are asking us to look at small opportunities of supply chain, and design the development cost. And Thomas Group will continue to expand there.

We see opportunities, I’m going to continue to expand in that area, but we have to maintain our pricing and integrity structure to make sure it’s going to contribute positively to this company. Historically, that hasn’t been the case. We haven’t handled it as well as we should have. So, we’re developing a business model here that’s starting out teaching and exposing people to Thomas Group throughout Asia, and then getting pull programs over there. In addition, we’re seeing U.S. based companies asking us to go look at their operations and their vendors overseas. We’re starting to do that. We have two proposals from two very large retailers in the United States now that might result as going overseas to looking at their vendors and supply chains.

With the other side of the world, we look across at Europe. And I see a very tight competitive market. And I don’t see the opportunities in 2006 that we saw in 2002 and prior. So, I’m going to cautiously look at Europe, not investing anything substantial, and continue to expand the U.S. operation and the Asian operations in ‘06 and ‘07.

MR. ARAR:  Thank you.

JOE:  And our next question comes from Bruce Colin, an Individual Investor.

MR. COLIN:  Hi. One follow up, is there anything else you’re doing to get the word out about the company in terms of marketing efforts or shows you’re going to, etc.?  Because in comparing the company, there’s some comparable ones—it seems the PE is still very low. And I’m just wondering if you’re taking any steps to getting the word out about the company more among the investing public?

MR. TAYLOR:  Yes, we are. Thanks Bruce. We’re now edging a little more aggressively into the market arena in 2006 than we did in ‘04 and ‘05 because of our profitability, and because of our successes. To that end, we have started a program called Knowledge Leadership. And Knowledge Leadership is the ability to write technical papers, articles, dissertations, books, put on executive seminars around the country. And we have joined alliance with two organizations to do that. Wharton School out of the University of Pennsylvania and Texas A&M May School of Business are both in alliance with us in doing that. In fact, two weeks ago, we finished a joint seminar around supply chain for the aerospace industry with Wharton School on the campus, with about a hundred attendees, including government as well as commercial. And we found a resounding interest in what Thomas Group is doing. And from that call, or from that seminar, we’ve already gone on three pull signals from participants who wanted us to come talk to them. So, you will start seeing us in that vein.

I have also started a program where I am interviewing leaders throughout the world around leadership qualities, and it’s a form of interview that might take the space of about 15 to 20 questions. I’m interviewing writers and authors of leading business books. I am talking to military and government leaders. And I’m talking to commercial leaders. These interviews will appear on our website, and will be used as a direct mail out to people interested in these kind of concepts, and what others have to say about leadership. And it all ties back to what Thomas Group is delivering. So, we’re putting on campaigns there. We’re becoming very active in trade associations within the vertical that we’re participating in.

Healthcare, as an example, transportation, another, retail, we put on a “webinar” on retail about six weeks ago, and we are still getting calls from it asking us to come visit them. And finally, to make investors, such as some that are listening on this call aware, David and I are going to New York on Monday, and we will be participating in what they call the Wall Street Forum. It’s a three day event, where we’ll have the opportunity to present Thomas Group and respond to questions from analysts representing all types of funds and investment groups. And maybe some of you listening will be participating in that. So, we are going to make an active effort this year to getting our name and what we’re doing in a variety of ways.

JOE:  Okay. Our next question comes from Tom McGuire, he’s a Private Investor.

MR. MCGUIRE:  Hi. Thanks for taking my call again. Concerning the tax rate that David said earlier, you’ll be paying a full tax rate this year. Is that 36%, is that [unintelligible] budget?

MR. ENGLISH:  I would budget 38%.

MR. MCGUIRE:  Okay. Budget 38%. So, you know, I can just see the press release now where you could have—still do a, you know, a great quarter, but because you’re paying—you’re budgeting 38% tax, you’ll have a down quarter compared to the quarter before. So, you got to figure out how to write that press release.

MR. ENGLISH:  Right, I mean, obviously, our challenge is one, increase profitability to compensate for that. But also, we just have to do a good job of explaining to people year over year comparisons, and try to focus people on the pre tax line and our operating profit as opposed to changes in taxes.

MR. MCGUIRE:  Okay. You know, you’ve been doing a real good job. And, you know, you’re kind of reaching out to different areas as Jim has said, including Wall Street, going to the Wall Street Forum next week. And it just seems to me that over time investors are going to want to get some guidance. I mean, God, I remember, two—three years ago, I’d be the only guy on this call, and it would last 15 minutes. And now it’s—you know, you get more and more visibility. You know, Jim has said before that, you know, 44% growth is not an attainable goal year in year out. And, you know, I’d be the first one to agree. But I’m kind of figuring, what is—what mid teens, is 20% something that’s doable?  And you got to start somewhere with the sales line. And maybe you don’t want to talk about that today. But, you know, sometime you’re going to have to do that, especially if you’re going to these conferences.

And then the other question is a couple of conference calls ago, you said you had two goals. One was to get re-listed on NASDAQ, and the other one was to increase the market float. But what are the plans, now that you’re on a national market about increasing the market float?

MR. TAYLOR:  Okay. Let me answer the first one first, and then come back to the market float second, Tom. I think as Thomas Group grows, and we become more confident in the marketplace, and we become a little larger pool of revenue, where one or two accounts won’t have a major impact on fluctuation. Then the management will be in a better position to start, quote, “Forecasting,” or looking ahead, and telling publicly where it thinks it’s going. Until that time is reached, I would suggest that Thomas Group has one of the highest what they call revenue per consultant rates in the industry. If you look at a full utilization, you look at the anticipation of hiring where we are, it isn’t too difficult to start looking at what percentage growth might take place in this company here for 2006 and beyond.

And as I suggested earlier, we’ve hired ten new people. We don’t see an attrition problem here historically or in the near future. And we see, still using the full bench capacity, one could start to figure out here relatively quickly a degree or order or magnitude of our growth.

MR. MCGUIRE:  Okay.

MR. TAYLOR:  Second, with regard to the NASDAQ and accomplishing that, that was a great feat for us to get onto. For us as a company to put more into the float, I think we need to tell the marketplace what we plan to do with proceeds. And right now we’re dividending some of our free cash flow out, and we have to look to see what the future is going to bring. The shareholders themselves out there, what their plans are individually, I do not know nor would I speculate on. But right now, Tom, I don’t see us going to the marketplace quickly here to put float in the market without a good use of proceeds.

MR. MCGUIRE:  No, I agree. I was thinking more of like a couple of members of your board own 65-70% of the stock. And it kind of kept the company afloat back in the bad times, and it certainly wouldn’t be frowned upon or looked negatively if they were to liquefy some of those holdings some time, you know, in the future.

MR. TAYLOR:  Well, again, I don’t speak with those shareholders, but I’ll certainly pass our comments along to them.

MR. MCGUIRE:  Okay. Good. Well, I can’t think of anything more. So, I’ll stop there.

JOE:  Okay. There’s no more questions at this time. Okay. Maj Soueidan from the Market’s Edge.

MR. SOUEIDAN:  Hello. Yeah, I just want—hello.

MR. TAYLOR:  Yes, hello.

MR. SOUEIDAN:  Hello. I just wanted to interject here a few things here, my last comment, I guess, on a few things here, I guess on this last comment. I just want to, you know, I think tax—the tax situation is—I think investors and Wall Street, you know, smart enough to figure that out. I mean, you know, that tax, you know, tax, not taxes when you have comparisons that you want to make—you want to make that comparison obvious at the least, but I think, you know, investors value companies on a tax base usually. So, I don’t—I think that—you know, I don’t think that’s—[unintelligible] properly, you should look at the—even this year earnings, you should look at the—you know, apply a tax rate to it, talking to the investor himself, and, you know, apply a valuation on that number. And, you know, take growth from apples to apples comparisons.

And, you know, regarding float, that’s good that you, you know, don’t want to increase shares, just increase the float. I mean your stock has done so well, you know, without doing that. So, you know, I think that—I think people who have held the stock for some time are very happy with the performance of the stock.

And just increasing shares and increase float, you know, not necessarily is, you know, the best thing to do. And I think you’re aware of that. You know.

MR. TAYLOR:  Yes, we are.

MR. SOUEIDAN:  I’m telling you know—you know, you have some big shareholders, you know, having them, you know, sell their stocks just to increase float, you know, isn’t necessarily the best thing either. Sometimes [unintelligible] market too, so, I think that, you know, your number one concern obviously here should be growing the company, you know, and not doing anything, just, you know, that affects stock prices necessarily, you know, [unintelligible] let the market take care of the valuation of the stock. You know, which it’s doing. And, you know, just, you’re doing a good job, and, you know, that will take care of itself. So…

MR. TAYLOR:  I agree, we’ll let the market focus on the price of the company, and we’ll focus on the performance of the company.

MR. SOUEIDAN:  You know, if you want to increase float one day, your stock goes up, maybe you do a stock split, things like that. But I think that’s one way to maybe consider increasing your float at some point in the future.

MR. TAYLOR:  I appreciate your thoughts and agree.

MR. SOUEIDAN:  I mean, that’s it. Thank you.

JOE:  Okay. There’s no more questions at this time.

MR. BARHYDT:  Thank you, Joe. If there are no additional questions at this time, we want to again thank you for participating in today’s call. If you need additional information, please do not hesitate to get in touch with us. If you missed any part of this call, or having an associate who was not able to listen to the call, a replay line will be available by five p.m. Central Standard Time today, and will run for 30 days. US callers may call 1-800-247-5110, and international callers may call 334-323-7224. The conference call replay pass code is 258785. Thank you again for your interest in Thomas Group, and have a good day.

JOE:  Okay. You may all disconnect.